                                                                   EXHIBIT 10.39

                                 CTC MEDIA, INC.

                             STOCKHOLDERS' AGREEMENT

         This Stockholders' Agreement (the "AGREEMENT"), dated as of May 12,
2006, is entered into by and among CTC Media, Inc., a Delaware corporation (the
"COMPANY"); MTG Broadcasting AB, a Swedish limited liability company ("MTG");
Alfa Capital Holdings (Cyprus) Limited, a Cypriot limited liability company
("ALFA CYPRUS"); Jaystone Limited, a Cypriot limited liability company
("JAYSTONE" and, together with Alfa Cyprus, "ALFA"); Cavendish Nominees Limited, a Guernsey limited liability company ("CAVENDISH"); and Sector Investment
Holding Company Limited, a Guernsey limited liability company ("SECTOR" and, together with Cavendish, "BARING"). Subject to the provisions hereof, this
Agreement supersedes and replaces in its entirety the Stockholders' Agreement of the Company dated as of August 19, 2003 (as amended through the time of effectiveness of this Agreement, the "PRIOR AGREEMENT"). MTG, Alfa and Baring are referred to herein as the "STOCKHOLDERS".

                                  INTRODUCTION

         WHEREAS, the Company, the Stockholders and certain other stockholders of the Company are parties to the Prior Agreement; and

         WHEREAS, the Prior Agreement may be terminated with the written consent of the Company and Stockholders (as defined in the Prior Agreement) holding, in the aggregate, at least 83% of the Shares (as defined in the Prior Agreement)
then outstanding; and

         WHEREAS, the Stockholders hold, in the aggregate, at least 83% of the
Shares (as defined in the Prior Agreement) outstanding on the date hereof; and

         WHEREAS, in connection with and conditional upon the closing of the
Company's initial underwritten public offering of its Common Stock pursuant to an effective registration statement on Form S-1 and the listing of its Common
Stock on Nasdaq (the "IPO"), the Company and the Stockholders wish to terminate the Prior Agreement and to provide for certain new arrangements among them with respect to voting, elections to the Board of Directors of the Company (the
"BOARD"), approval of material transactions, restrictions on purchases of capital stock of the Company, rights of first offer, non-competition restrictions, and other matters, in the manner set forth below; and

         WHEREAS, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in Section 8.1 (Definitions)
below;

         NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

                                   AGREEMENTS

         1. BOARD OF DIRECTORS

            1.1    Board Composition.

         (a) In any and all elections of members of the Board, each Stockholder shall vote or cause to be voted all Shares owned by it, or over which it has voting control, and otherwise use its respective best efforts, so as to fix the number of members of the Board at nine (9) and, subject to the provisions of paragraph (b) below, to elect:

             (i) three (3) members of the Board designated by MTG, one of whom shall serve as a Co-Chairman of the Board for so long as MTG has the right under paragraph (b) below to designate at least one (1) member of the Board;

             (ii) three (3) members of the Board designated by Alfa, one of whom shall serve as a Co-Chairman of the Board for so long as Alfa has the right under paragraph (b) below to designate at least one (1) member of the Board; and

             (iii) three (3) additional members of the Board (the "INDEPENDENT
DIRECTORS") designated by a simple majority of the entire Board as then constituted, each of whom shall be `independent' for audit committee purposes under the applicable rules and regulations of the Securities and Exchange
Commission and the Marketplace Rules, and at least one of whom shall be a
`Financial Expert' within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the Marketplace Rules.

         (b) In addition to the rights of MTG and Alfa to designate members of the Board pursuant to Section 1.1(a) hereof, any Stockholder shall have the right to designate one or more members of the Board; provided that the right of any Stockholder to designate one or more members of the Board (including such rights of MTG and Alfa provided pursuant to Section 1.1(a) hereof) shall be subject to adjustment if the percentage of Shares held by such Stockholder reaches, exceeds or falls below the following thresholds:

             (i) for so long as it holds at least twenty percent (20%) of the
Shares then outstanding, such Stockholder shall have the right to designate three (3) members of the Board;

             (ii) for so long as it holds less than twenty percent (20%) but at least fifteen percent (15%) of the Shares then outstanding, such Stockholder shall have the right to designate two (2) members of the Board;

             (iii) for so long as it holds less than fifteen percent (15%) but more than ten percent (10%) of the Shares then outstanding, such Stockholder shall have the right to designate one (1) member of the Board; and

             (iv) for so long as it holds ten percent (10%) or less of the
Shares then
outstanding, such Stockholder shall not have a right hereunder to designate any member of the Board.

         (c) Notwithstanding the foregoing, in no event shall the aggregate number of members of the Board to be designated by the Stockholders pursuant to the provisions hereof exceed six (6). In the event that, pursuant to the provisions of paragraph (b), the Stockholders would have or acquire rights to designate, in the aggregate, more than six (6) members of the Board, then such rights of designation shall only be exercisable in respect of a total of six (6)
members of the Board, with such rights apportioned among the Stockholders in order of priority reflecting the date on which each such Stockholder initially attained the ownership of Shares in an amount sufficient to afford such
Stockholder the right to designate one or more members of the Board under this
Agreement.

         (d) In the event that the ownership of Shares held by a Stockholder shall fall below a threshold set out in paragraph (b) above, such Stockholder shall cause one or more members of the Board designated by such Stockholder to resign such that, following such resignations, such Stockholder shall have the appropriate level of representation on the Board given its then current ownership of Shares. The vacancy or vacancies created by such resignations shall be filled by a designee of the next Stockholder or Stockholders entitled to designate one or more members of the Board in accordance with paragraph (b)
above, if any. If there is no other such Stockholder and the Stockholders collectively shall have the right to designate fewer than four (4) members of the Board in accordance with paragraph (b) above, the vacancy or vacancies (in the event of a resignation) or other nominees for election (in the event of an election at an annual meeting) shall be filled by one or more additional members of the Board designated by a simple majority of the entire Board as then constituted such that the Board would, following the election of such additional members, comprise not more than seven (7) individuals; provided that such designee(s) shall not be an officer, director or employee of any Stockholder or any Affiliate of a Stockholder or beneficially own, directly or indirectly, five percent (5%) or more of the outstanding capital stock of any such Person.

         (e) The Stockholders shall not vote to remove any member of the Board unless the Stockholders are instructed by the Stockholder that designated such
Director to remove such Director.

         (f) Except as provided in paragraph (e) above, the designating
Stockholder shall have the exclusive right to appoint its designee(s) and to remove its designee(s), as well as the exclusive right to fill vacancies created by reason of the death, removal or resignation thereof between annual meetings of stockholders (other than any resignation required by paragraph (d) above).

         (g) If members of the Board are to be elected at a meeting of stockholders, the Company shall provide the Stockholders with at least fifteen
(15) Business Days' prior written notice of any intended mailing of a notice to stockholders for a meeting at which members of the Board are to be elected. Each
Stockholder that has a right to designate a member or members of the Board hereunder for election at such meeting of stockholders shall give written notice to the Company and the other Stockholders, no later than ten (10) Business Days after such Company notice, of the person(s) designated by it pursuant to paragraphs (a) and (b) above as nominee(s) for election as member(s) of the
Board. The Company agrees that it will, to the extent permitted by applicable laws and the Marketplace Rules as in effect from time to time, nominate and recommend for election as members of the Board, and each of the Stockholders agrees to cause its designees on the Board to cause the nomination of, only the individuals designated, or to be designated, pursuant to paragraphs (a) and (b)
above and this paragraph (g). If any Stockholder that has a right to designate a member or members of the Board shall fail to give notice to the Company as provided above, the designees of such Stockholder(s) then serving as member(s)
of the Board shall be deemed to be the designee(s) for re-election.

         (h) For purposes of this Section 1.1, in determining the number of
Shares held by a Stockholder, only Shares outstanding shall be included and any
Share Equivalent that has not then been exercised, converted or exchanged shall be excluded regardless of the application of the beneficial ownership rules of
Rule 13d-3 of the Securities Exchange Act of 1934, as amended.

             1.2 Co-Chairmen. For so long as each of MTG and Alfa holds more than ten percent (10%) of the Shares then outstanding and therefore has a right to designate a Co-Chairman pursuant to Section 1.1 (Board Composition), such
Co-Chairmen shall serve by rotation as the Chairman of individual meetings of the Board on a meeting-by-meeting basis. In the event that MTG or Alfa does not hold more than ten percent (10%) of the Shares then outstanding, the other party shall have the right to designate the sole Chairman; provided that such other party continues to hold at least twenty percent (20%) of the Shares then outstanding. If such other party does not hold at least twenty percent (20%) of the Shares then outstanding but holds more than ten percent (10%) of the Shares then outstanding, such other party shall have the right to designate a
Co-Chairman, and the Board, acting by a simple majority of the entire Board as then constituted, shall designate a member of the Board to serve as second
Co-Chairman. If neither MTG nor Alfa holds more than ten percent (10%) of the
Shares then outstanding, the Board, acting by a simple majority of the entire
Board as then constituted, shall designate a member of the Board to serve as sole Chairman. Notwithstanding the foregoing, in the event that MTG or Alfa shall, in accordance with this Agreement, hold more than fifty percent (50%) of the Shares then outstanding at any time, then one of the members of the Board designated by such party shall serve as sole Chairman.

             1.3 No Revocation. The voting agreements contained herein are coupled with an interest and may not be revoked, except by an amendment or modification effected in accordance with Section 8.16 (Amendments and Waivers)
or a termination effected in accordance with Section 8.3 (Termination).

             1.4 Compliance with Rules. The Stockholders and the Company agree that they will amend this Agreement from time to time, as necessary, in order for the Company to remain in compliance with the Marketplace Rules and any other applicable law, rule or regulation; provided that the foregoing provisions of this Section 1.4 shall not require any Stockholder to agree to any such amendment if such amendment would adversely affect the rights of any Stockholder vis-a-vis the Company or the other Stockholders.

             1.5 Restrictive Legend. All certificates and instruments
representing Shares or Share Equivalents owned or hereafter acquired by the
Stockholders or any transferee or pledgee of the Stockholders bound by this
Agreement shall have affixed thereto a legend substantially in the following form:

                  "The securities represented by this [certificate/instrument]
                  are subject to certain voting agreements, transfer
                  restrictions and right of first offer provisions as set forth in a Stockholders' Agreement, as amended from time to time, by and among the registered owner of this certificate, the
                  Company and certain other stockholders of the Company, a copy of which is available for inspection at the offices of the
                  Company."

         2.  DISCLOSURES OF INTERESTS; APPROVAL OF MATERIAL TRANSACTIONS

             2.1 Disclosure. The Stockholders agree to cause their respective
Director designee(s) to disclose to the Board the material facts of any relationship giving rise to a direct or indirect financial interest (as defined below) in a matter to be considered by the Board (any such Director, for such purpose, an "INTERESTED DIRECTOR") and, if requested by a simple majority of the disinterested Directors, shall cause such Interested Director not to participate in Board discussions on such matter or to vote on such matter, including, without limitation, discussions relating to and/or votes on proposed Material
Transactions (as defined below). Any such matter shall be approved by a simple majority of the disinterested

Directors, even if such disinterested Directors are less than a quorum. A
"DIRECT OR INDIRECT FINANCIAL INTEREST" means, with respect to any Director, a financial benefit to (a) such Director, (b) any Affiliate of such Director, (c)
such Director's employer or any of its Controlling Persons or Affiliates or (d)
the Stockholder that has designated such Director or any of its Controlling
Persons or Affiliates, in each case, that does not derive solely from such
Person's interest as a stockholder of the Company.

           2.2    Approval of Material Transactions.

                 (a) Subject to the provisions of applicable law and any
applicable securities exchange listing requirements, any two Directors other than an Interested Director (the "INITIATING DIRECTORS") shall have the right to subject any proposed resolution of the Board (a "PROPOSED RESOLUTION") that, if adopted by the Board, would authorize, direct or instruct management of the
Company to negotiate, enter into or consummate a Material Transaction (as defined below), to the reconciliation procedure set forth in this Section 2.2
(the "RECONCILIATION PROCEDURE").

                 (b) If the agenda for any meeting of the Board (each a
"RELEVANT BOARD MEETING") contains any item for review by the Board the subject matter of which may lead the Board to adopt a Proposed Resolution, then the
Company shall identify such agenda item as a Material Transaction in the materials accompanying the agenda. To initiate the Reconciliation Procedure, the
Initiating Directors must notify the Company and each of the other Directors present at the Relevant Board Meeting no later than the commencement of the
Relevant Board Meeting (the "INITIATION NOTIFICATION").

                 (c) If at any meeting of the Board, an item is raised for
review by the Board that is not on the agenda and the subject matter of which may lead the Board to adopt a Proposed Resolution, then the members of the Board shall discuss such item only if at least two Directors designated by each of MTG and Alfa (but only for so long as each, as the case may be, is entitled to designate at least two members of the Board), and at least two Independent
Directors, are present (in person or by teleconference) at such meeting. In the event any such item is raised and discussed, the Initiating Directors can initiate the Reconciliation Procedure by notifying the Company and each of the other Directors present at the meeting upon commencement of such discussion.

                 (d) Upon receipt by the Company and each of the  Directors or, in the case of a Reconciliation  Procedure  initiated under the foregoing clause
(c), the Directors present at such meeting (other than the Initiating Directors)
of the  Initiation  Notification,  the Board shall  refrain  from  adopting  any
Proposed Resolution which is the subject of the Reconciliation Procedure until a date that is at least  forty-five  (45)  calendar days after the delivery of the
Initiation  Notification (the  "RECONCILIATION  TERMINATION  DATE"),  unless the
Initiating  Directors  have  agreed in  writing  that the  Board may adopt  such
Proposed Resolution within a period of less than forty-five (45) calendar days.

                 (e) At any time after the delivery of the Initiation
Notification and at least twenty (20) calendar days prior to the expiration of the Reconciliation Termination Date, the Initiating Directors may demand that the Company convene a special meeting of the Board (a "SPECIAL MEETING") for further consideration of the Material Transaction by delivering written notification to the Company requesting that the Company convene such Special
Meeting (the "SPECIAL MEETING NOTIFICATION"). The Initiating Directors may, in
the Special Meeting Notification, request that the Company retain a Special
Consultant (as defined below) to review a Material Transaction of the type described in clause (i) or (ii) of paragraph (k) below in accordance with
Section 2.2(i).

                                        5

..
                 (f) Upon receipt of a Special Meeting Notification, the Company shall undertake to (i) convene a Special Meeting as soon as practically possible and in any event prior to the Reconciliation Termination Date, and (ii) if requested by the Initiating Directors, retain a Special Consultant to review the
Material Transaction and present its views on the Material Transaction at such
Special Meeting.

                 (g) At any time after the Reconciliation Termination Date, any
Director may move for the adoption of the Proposed Resolution that is the subject matter of the Reconciliation Procedure. Such Proposed Resolution must be approved and adopted by at least a simple majority of the Directors present at such meeting or, if the simple majority of the disinterested Directors have requested that the Interested Directors not participate in the vote on such
Proposed Resolution, by at least a simply majority of the disinterested
Directors.

                 (h) With respect to any single Material Transaction, only one
Reconciliation Procedure may be initiated.

                 (i) Upon demand from the Initiating Directors, a special
consultant (a "SPECIAL CONSULTANT") shall be selected and engaged by the Company to review any Material Transaction. Any such Special Consultant shall be independent from and in no way affiliated with any Stockholder. The Company shall determine the scope of work to be performed by the Special Consultant and the compensation to be paid for the services of the Special Consultant. The
Stockholders hereby agree that (A) if such Material Transaction was not previously reviewed by an independent professional consultant approved by the
Board or the Initiating Directors demanding the engagement of the Special
Consultant are all Independent Directors, the Company shall be responsible for any fees charged by the Special Consultant, and (B) in all other instances fifty percent (50%) of the costs related to the review of the Material Transaction by the Special Consultant shall be borne by the Company and fifty percent (50%)
shall be reimbursed by the Stockholder(s) that designated the Initiating
Directors initiating the Reconciliation Procedure and demanding the review of the proposed Material Transaction by such Special Consultant, such reimbursement to be split equally between or among such Stockholders if there is more than one such Stockholder.

                 (j) Notwithstanding the foregoing, the procedures set forth in this Section 2.2 shall be applicable only to extent that the Board shall have concluded in good faith, after receiving advice from its outside counsel, that such action is consistent with the discharge of its fiduciary duties to the stockholders of the Company.

                 (k) For the purposes of this Section 2.2, "MATERIAL
TRANSACTION" shall mean any of the following:

                    (i) a transaction or series of related transactions
involving a value reasonably likely to exceed 10% of the Company's consolidated total assets (as indicated in the most recent audited or unaudited financial statements filed with the Securities and Exchange Commission);

                    (ii) other than in connection with a compensatory
equity/option plan approved by the Board, the issuance in one or a series of related issuances of a number of Shares and/or Share Equivalents with voting power, or which upon full conversion, exercise or exchange would have voting power, exceeding 10% of the aggregate voting power of the Shares outstanding immediately prior to such proposed issuance; or

                    (iii) the appointment of a new Chief Executive Officer of
the Company.

        3.   PURCHASE RESTRICTIONS

             3.1 Standstill. Without the prior written consent of each of the other Stockholders, each of MTG and Alfa agrees, and agrees to cause its respective Affiliates, not to directly or indirectly acquire beneficial ownership of any additional Shares or Share Equivalents, in open market purchases or otherwise (including, without limitation, through the acquisition of ownership or control of another Stockholder or a Controlling Person of another Stockholder), to the extent that the acquisition of such additional
Shares or Share Equivalents would result in such party (together with its
Related Parties) beneficially owning Shares representing, with respect to MTG, more than forty percent (40%) or, with respect to Alfa, thirty percent (30%) of the then outstanding Shares; provided, however, that no such consent shall be required for any acquisition of additional Shares or Share Equivalents by MTG or
Alfa pursuant to the Right of First Offer set forth in Section 4 (Right of First
Offer) below.

             3.2 Tender Offer Requirement. Without limiting the provisions of
Section 3.1 (Standstill) above, no Stockholder shall, nor shall it permit any of its Affiliates, individually or together with any of such Stockholder's Related
Parties, to, in any manner, directly or indirectly acquire beneficial ownership of any Shares (including, without limitation, through the acquisition of ownership or control of another Stockholder or a Controlling Person of another
Stockholder) if, after giving effect thereto, such Stockholder (together with its Related Parties) would beneficially own, in the aggregate, fifty percent
(50%) or more of the then outstanding Shares, unless such Shares are acquired by such Stockholder and/or one of its Related Parties pursuant to a Tender Offer;
provided that, if at any time (i) a Third Party Investor makes a bona fide tender offer to purchase such percentage of the Shares that, when aggregated with any Shares then owned by such Third Party Investor and its Related Parties, would equal more than fifty percent (50%) of the then outstanding Shares, and a
Stockholder or any of its Related Parties thereafter makes a Tender Offer during the period in which the tender offer made by such Third Party Investor is still in effect, or (ii) a Third Party Investor makes a bona fide tender offer during the period in which a Tender Offer made by a Stockholder or any of its Related
Parties is still in effect, then the requirement in the definition of "Tender
Offer" that the Tender Offer made by such Stockholder be accepted by stockholders of the Company holding a simple majority of the then outstanding
Shares (excluding any Shares held by such Stockholder and its Related Parties)
shall not apply; provided, further, however, that the restriction on acquisition of Shares provided in this Section 3.2 shall not apply to any acquisition of additional Shares by MTG or Alfa pursuant to the Right of First Offer set forth in Section 4 (Right of First Offer) below.

        4.   RIGHT OF FIRST OFFER

             4.1 Procedures. Each Stockholder that, together with its
Affiliates, beneficially owns fifteen percent (15%) or more of the Shares then outstanding (each, a "MAJOR STOCKHOLDER") shall have a right of first offer in respect of any Shares and/or Share Equivalents offered for sale by any other
Major Stockholder on the terms set forth below:

                 (a) If a Major Stockholder desires to sell any or all of its
Shares and/or Share Equivalents (a "SELLING STOCKHOLDER"), it shall give each other Major Stockholder (each, a "FIRST OFFEREE") and the Company written notice of the proposed sale, including the number of Shares and/or Share Equivalents to be sold and the cash price per Share at, and any other conditions, on which such
Selling Stockholder is willing to sell such Shares or Share Equivalents.

                 (b) The First Offerees may, within twenty-five (25) calendar days of receipt of such notice, give written notice to the Selling Stockholder and the Company of their intent, collectively, to purchase, or to designate
Affiliates to purchase, such Shares at the proposed price and on the proposed conditions (an "ACCEPTANCE"); provided that, unless agreed otherwise by the
Selling Stockholder, any Acceptance must provide for the purchase of all Shares and Share Equivalents initially offered by the Selling Stockholder.

                 (c) If the First Offerees deliver an Acceptance, the First
Offerees and the Selling Stockholder shall complete such purchase within twenty
(20) Business Days of receipt of the Acceptance (or, if regulatory approval of the purchase is required, within five (5) Business Days of receipt of such approval, if later).

                 (d) If the First Offerees do not deliver an Acceptance, the
Selling Stockholder shall be free during the ninety (90)-calendar-day period following the date of its initial notice of its proposed sale to sell the number of Shares and Share Equivalents (but, in each case, not less) it initially proposed to sell to a party that is not a Related Party of the Selling
Stockholder for an amount of aggregate consideration equal to or in excess of the aggregate cash price initially proposed by the Selling Stockholder. Any non-cash consideration to be received by the Selling Stockholder shall be valued at its fair market value as determined by an internationally recognized investment bank chosen by agreement of the Selling Stockholder and the First
Offerees. The Selling Stockholder shall pay the cost and expense of such investment bank.

                 (e) If there is more than one First Offeree, the First Offerees shall coordinate their response and any Acceptance delivered shall represent the collective decision of the First Offerees and the First Offerees shall have the right, unless otherwise agreed between the First Offerees, to share in any purchase under this Section 4.1 pro rata based on the number of Shares beneficially owned by each such First Offeree compared with the aggregate number of Shares then beneficially owned by all First Offerees (unless one of the First
Offerees determines not to participate in such purchase or otherwise does not coordinate its response), in which case the remaining First Offeree(s) shall have the right to purchase all such Shares and/or Share Equivalents, on a pro rata basis, if applicable).

         4.2     Transfers Not Subject to Right of First Offer.

                 (a) Any Major Stockholder may Transfer Shares to an Affiliate
or Permitted Transferee of such Major Stockholder without compliance with
Section 4.1 (Procedures) hereof, provided that such Major Stockholder and transferee comply with Section 8.6(b) hereof (Significant Transfers; Affiliate
Acquisitions; Pledges).

                 (b) The provisions of Section 4.1 (Procedures) hereof shall not apply to any Transfer by a Major Stockholder of a number of Shares and Share
Equivalents that, together with all prior Transfers of Shares and Share
Equivalents (assuming, in each case, full conversion, exchange and/or exercise of all such Share Equivalents) by such Major Stockholder and its Affiliates following the closing of the IPO (including any closing of the underwriters'
over-allotment option, if applicable) other than Transfers to Affiliates or
Permitted Transferees, does not exceed two percent (2%) of the then outstanding
Shares.

                 (c) Any Major Stockholder may pledge Shares and/or Share
Equivalents to any Person that is not a Related Party of, or otherwise an
Affiliate of, such Major Stockholder to secure a bona fide obligation to such
Person and such pledge and any foreclosure upon such pledge need not comply with the provisions of Section 4.1 (Procedures) hereof; provided that such Person agrees (i) to be bound by the terms and

conditions of this Agreement if it executes on the pledge and to execute and deliver to the Stockholders and the Company an Adoption Agreement substantially in the form of Exhibit B hereto and (ii) to cause any transferee of the pledged
Shares and/or Share Equivalents to be bound by terms and conditions of this
Agreement and to execute and deliver to the Stockholders and the Company an
Adoption Agreement substantially in the form of Exhibit B hereto. Such Major
Stockholder shall cause such Person to comply with this Section 4.2(c).

        5.   ANTI-TAKEOVER PROVISIONS

             The Stockholders agree to vote all of their Shares then held such that at all times prior to the termination of this Agreement, the following provisions aimed at reducing the risk of a hostile takeover shall be in place:

             5.1 The Company's Certificate of Incorporation shall provide for a
`staggered' Board with three classes of directors (within the meaning of Section
141(d) of the DGCL), each serving three-year terms (one MTG and one Alfa designee to the Board shall be placed in each class for so long as MTG and/or
Alfa each has the right to designate three (3) members of the Board).

             5.2 The Company's Certificate of Incorporation shall provide that the stockholders of the Company shall not be permitted to act by written consent.

             5.3 The Company's Certificate of Incorporation shall not provide for `opting out' of Section 203 of the DGCL.

        6.   MTG NON-COMPETITION

             6.1 Non-Competition. For so long as MTG (together with its
Affiliates, the "MTG GROUP") beneficially owns Shares representing 20% or more of the then outstanding Shares:

                 (a) Other than ZAO TV Darial ("DTV"), entities in which DTV directly or indirectly owns a fifty percent (50%) or greater interest that have the right to broadcast the DTV network signal, and their respective Affiliates
(collectively, the "DTV GROUP") (but subject to the other provisions of this
Section 6.1(a)), MTG shall not and shall ensure that no member of the MTG Group shall engage in the business of Free-to-Air TV in Russia as an owner, partner, stockholder, joint venturer, investor or in any other capacity whatsoever. For the purposes of this Agreement, "FREE-TO-AIR TV" shall mean television signals
(i) broadcast over terrestrial UHF and/or VHF frequencies where the viewer needs no technical equipment to receive the signal other than an antenna and makes no payment other than any mandatory license fee applied by the government or a related authority and/or (ii) distributed via cable where the broadcaster receives no fee for such broadcast from the cable operator or cable subscribers.
The DTV Group shall be permitted to continue to engage in the Free-to-Air TV in
Russia subject to the following limitations:

                     (i) the DTV Group shall not be permitted to establish or
acquire directly or indirectly any Free-to-Air television station in Russia or sign an affiliate agreement with any Free-to-Air television station in Russia, in each case, other than stations that will broadcast the DTV network signal
(each, a "RUSSIAN AFFILIATE ACQUISITION"), and then only if MTG has first complied with the Right of First Negotiation Procedures (as defined below);

                     (ii) the DTV Group shall not be permitted to tender for any television broadcasting frequency in Russia other than a frequency that will be used to broadcast the DTV network signal (each, a "RUSSIAN FREQUENCY TENDER"
and, together with Russian Affiliate Acquisitions, "RUSSIAN PERMITTED
TRANSACTIONS"), and then only if MTG has first complied with the Right of First
Negotiation Procedures; and

                     (iii) the DTV Group shall not be permitted to enter into
any output programming acquisition agreement with any studio or successor-in-interest to a studio listed on Exhibit C hereto (each a "MAJOR
STUDIO") granting the DTV Group the right to broadcast on Free-to Air TV in
Russia (a "RUSSIAN OUTPUT DEAL") where any such agreement or series of related agreements involves aggregate payments over the term of the agreement(s) of: $15 million or more for any such agreement(s) executed in 2006; $20 million or more for any such agreement(s) executed in 2007; $25 million or more for any such agreement(s) executed in 2008; $30 million or more for any such agreement(s)
executed in 2009 and each year thereafter, in each case, without MTG having first complied with the Right of First Negotiation Procedures.

                 (b) MTG shall not and shall ensure that no member of the MTG
Group shall:

                     (i) establish or acquire directly or indirectly any
Free-to-Air TV network or station in the any of the countries of the former
Soviet Union other than Russia, Estonia, Latvia and Lithuania (the "TERRITORY")
or sign an affiliate agreement with any such television station in the Territory
(each, a "TERRITORY ACQUISITION");

                     (ii) tender for any television broadcasting frequency in
the Territory (each, a "TERRITORY FREQUENCY TENDER" and, together with Territory
Acquisitions, "TERRITORY TRANSACTIONS"); or

                     (iii) enter into any output programming acquisition
agreement with a Major Studio granting a member of the MTG Group the right to broadcast on Free-to-Air TV in all or any portion of the Territory (a "TERRITORY
OUTPUT DEAL") where any such agreement or series of related agreements involves aggregate payments over the term of the agreement(s) of $1 million or more with respect to any such agreement(s) covering Ukraine or $500,000 or more with respect to any such agreement(s) covering any other country in the Territory;

in each case, without MTG having first complied with the Right of First
Negotiation Procedures.

             6.2 Right of First Negotiation. For the purposes of this Agreement,
"RIGHT OF FIRST NEGOTIATION PROCEDURES" shall mean the following:

                 (a) If the DTV Group desires to complete a Russian Permitted
Transaction or to enter in to a Russian Output Deal or the MTG Group desires to complete a Territory Transaction or enter into a Territory Output Deal (each, a
"RELEVANT TRANSACTION"), MTG shall first provide the Board with prior written notice of the DTV Group's or the MTG Group's desire to do so (the "MTG NOTICE").
The MTG Notice shall set forth the material commercial terms of the proposed
Relevant Transaction.

                 (b) The Board, acting by a simple majority of the Directors other than Directors who are Interested Directors for the purpose of such
Relevant Transaction,

                                       10

shall within 15 Business Days provide MTG with notice of whether the Company intends in good faith to pursue such Relevant Transaction.

                 (c) If the Board decides not to pursue such Relevant
Transaction or fails to provide notice to MTG within the specified time period, the DTV Group or the MTG Group (as the case may be) shall be free to complete such Relevant Transaction on commercial terms that are not materially better to the DTV Group or the MTG Group (as the case may be) than those set forth in the
MTG Notice.

                 (d) If the DTV Group or the MTG Group (as the case may be)
fails to complete such Relevant Transaction within 180 calendar days from the date of the MTG Notice or wishes to complete such Relevant Transaction on commercial terms that are materially better to the DTV Group or the MTG Group
(as the case may be) than those set forth in the MTG Notice, the DTV Group or the MTG Group (as the case may be) shall not complete such Relevant Transaction without once again complying with these Right of First Negotiation Procedures.

                 (e) If the Board notifies MTG that it intends in good faith to pursue a Relevant Transaction, but the Company fails to complete such Relevant
Transaction within 180 calendar days from the date of the MTG Notice (the "ROFN
PERIOD"), the DTV Group or the MTG Group (as the case may be) shall be free to complete such Relevant Transaction on any terms without once again complying with these Right of First Negotiation Procedures so long as such Relevant
Transaction is completed prior to the first anniversary of the MTG Notice.

                 (f) If the Board notifies MTG that it wishes to pursue a
Relevant Transaction, all members of the MTG Group (including the DTV Group)
shall immediately cease all discussions and negotiations in connection with such
Relevant Transaction, withdraw any bids related to a Russian Frequency Tender or
Territory Frequency Tender and not re-commence such discussions and/or negotiations until the expiry of the ROFN Period.

             6.3 MTG Rights Upon Company Completion of Russian Permitted
Transaction. If, pursuant to the Right of First Negotiation Procedures, a
Russian Permitted Transaction is presented by MTG to the Board, and the Company completes a Russian Affiliate Acquisition or commences commercial broadcasting on the frequency that was the subject of a successful Russian Frequency Tender, in each case, in a Russian city where immediately prior to such completion or commencement of commercial broadcasting:

                 (a) the Company directly or indirectly owned a fifty percent
(50%) or greater interest in stations in that city that broadcast for each of the networks it then operates, THEN promptly thereafter the Company must offer to sell its interest in a station of its choice in that city to the DTV Group
(subject to any obligations of the Company to comply with right of first offer provisions contained within the constitutional documents of the stations it owns as of the date hereof or may own in the future (provided that no change in the right of first offer provisions contained in such constitutional documents that would adversely affect MTG's rights under this subsection has been made in contemplation of, in connection with, or following its acquisition by the
Company) or other contractual commitments existing on the date hereof relating to stations that the Company owns on the date hereof). The consideration for such interest shall be agreed in good faith negotiations between MTG and the
Company but shall not in any event, in the case of a Russian Affiliate
Acquisition, exceed the consideration paid by the Company in completing such
Russian Affiliate Acquisition, after taking into account the ownership interest being acquired in such

                                       11

Russian Affiliate Acquisition and the Company's ownership interest in the station to be sold to the DTV Group; or

                 (b) the Company did not directly or indirectly own a fifty percent (50%) or greater interest in stations in that city that broadcast for each of the networks it then operates but had either a station or independent affiliate for each of such networks, THEN promptly thereafter the Company must terminate its affiliate agreement with an independent affiliate in that city of its choice and use its reasonable best efforts to cause such independent affiliate to become an independent affiliate of DTV (which best efforts shall not include the payment of any consideration on behalf of the Company);

provided, however, that this Section 6.3 shall not apply to (i) any Russian
Affiliate Acquisition where the Company has, within the sixty (60) calendar days immediately prior to the relevant MTG Notice, had material discussions and/or negotiations with the seller(s) and/or the advisors to the sellers regarding engaging in a transaction materially similar to such Russian Affiliate
Acquisition, where such discussions and/or negotiations included discussions and/or negotiations on the proposed key commercial terms of such transaction or
(ii) any Russian Frequency Tender where the Company had intended in good faith to bid in connection with such frequency tender prior to MTG presenting the
Russian Frequency Tender to the Board pursuant to the Right of First Negotiation
Procedures; provided that to the extent that a meeting of the Board has occurred more than ten (10) calendar days after the relevant Russian government authority has announced the tender for such frequency, the materials provided to the Board at any meeting of the Board indicate that the Company intends to bid in connection with such frequency tender.

             6.4 Non-Competition Dispute Resolution.

                 (a) In the event that a dispute arises at any time in
connection with this Section 6 (a "RELEVANT DISPUTE"), MTG or the Company, as
the case may be, shall provide written notice (each, a "DISPUTE NOTICE") to the other that a Relevant Dispute is occurring and shall provide reasonable details of the basis of such Relevant Dispute. The Company shall not provide notice of a
Relevant Dispute to MTG until such time as a majority of the Directors that are members of the audit committee of the Board have determined that there is a reasonable basis to believe that a Relevant Dispute is occurring. Following service of a Dispute Notice by the Company on MTG, each member of the MTG Group shall immediately cease all discussions and negotiations related to the transaction or withdraw its tender, as the case may be, that is the subject matter of the Dispute Notice until the earlier of (i) mutual agreement of the
Chief Executive Officer of each of the Company and Modern Times Group MTG AB
(the "MTG PARENT") that the Relevant Dispute has been resolved and (ii) sixty
(60) calendar days following the date of such Dispute Notice. If MTG serves a
Dispute Notice on the Company relating to an alleged violation of Section 6.3
(MTG Rights Upon Company Competition of Russian Permitted Transaction) by the
Company and a majority of the Directors that are members of the audit committee of the Board have determined that there is a reasonable basis to believe that a
Relevant Dispute relating to an alleged violation of such Section by the Company is occurring, the Company shall immediately cease all discussions and negotiations relating to the termination of an affiliate agreement and/or the sale of an interest in a station that is the subject of such alleged violation until the earlier of (i) mutual agreement of the Chief Executive Officer of each of the Company and the MTG Parent that the Relevant Dispute has been resolved and (ii) sixty (60) calendar days following the date of such Dispute Notice.

                                       12

                 (b) All Relevant Disputes shall be submitted to the Chief
Executive Officer of each of the Company and the MTG Parent, who shall meet in person in a neutral setting at least two (2) times to attempt in good faith to resolve such Relevant Dispute. The first such meeting shall take place within thirty (30) calendar days of the Dispute Notice. If needed, the second such meeting shall take place within ten (10) calendar days after the first meeting.
If the Chief Executive Officers of the Company and the MTG Parent have been unable to resolve such Relevant Dispute within twenty (20) calendar days following their second meeting, such Relevant Dispute shall be submitted to arbitration in accordance with the provisions of Section 8.14 (Dispute
Resolution).

        7.   REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

             Each Stockholder party hereto on the date hereof hereby represents and warrants to the Company and the other Stockholders as of the date hereof and as of the closing of the IPO (and each Person who becomes a party to this
Agreement after the closing of the IPO by executing an Adoption Agreement in the form of Exhibit B hereto shall be deemed to have represented and warranted to the Company and the other Stockholders as of the date on which such Person executes such Adoption Agreement) that:

                 (a) Such Stockholder, if an entity, is duly organized and
validly existing as a legal entity under the laws of its jurisdiction of organization and is not required to be qualified as a foreign corporation or other entity authorized to do business in any other jurisdiction in which its failure to be so qualified would have a material adverse effect on its ability to execute and deliver or perform its obligations under this Agreement. Such
Stockholder has full power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

                 (b) This Agreement has been duly and validly authorized,
executed and delivered by such Stockholder and constitutes the legal, valid and binding obligations of such Stockholder, enforceable against such Stockholder in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization moratorium or similar laws affecting creditors rights and remedies generally and by general equitable principles
(whether applied by a court of law or equity).

                 (c) The execution, delivery and performance by such Stockholder of this Agreement, compliance by such Stockholder with all of the provisions hereof and the consummation by such Stockholder of the transactions contemplated hereby will not:

                     (i) conflict with or constitute a breach of any of the
terms or provisions of, or a default under, such Stockholder's constitutive documents if such Stockholder is an entity;

                     (ii) conflict with or constitute a breach of any covenant, agreement, consent, order or decree to which such Stockholder is a party or bound or by which such Stockholder or any of its assets and properties is bound;
or

                     (iii) violate or conflict with any law applicable to such
Stockholder or any of its assets and properties.

                 (d) Except for filings that may be required under the U.S.
Securities Exchange Act of 1934, as amended, the execution, delivery and performance by such Stockholder of this Agreement, the compliance by such
Stockholder with all of the provisions hereof and the consummation by such
Stockholder of the transactions

                                       13

contemplated hereby will not require any consent, approval, authorization, other order or action of, filing with or notice to any applicable governmental or regulatory authority.

                 (e) (i) There is no action pending to which such Stockholder is a party or to which any of the Shares or Share Equivalents it owns or controls, beneficially or otherwise, is subject, which will result in, or could reasonably be expected to result in, the issuance of an order which (A) questions the validity of this Agreement or any action taken or to be taken pursuant hereto,
(B) restrains, enjoins or otherwise prohibits or makes illegal consummation of any of the transactions contemplated hereby, or (C) would, or would reasonably be expected to, result in the issuance of an order which materially adversely affects the ability of such Stockholder to perform its obligations hereunder,
(ii) to the knowledge of such Stockholder, no such action is threatened, and
(iii) there are no facts or circumstances known to such Stockholder that would be expected to give rise to any such action.

                 (f) Such Stockholder is, as of the date hereof, the record holder and beneficial owner of the Shares described opposite such Stockholder's name on Exhibit A hereto (or in the Adoption Agreement executed by such
Stockholder) and, as of the closing of the IPO, will be the record and beneficial owner of such Shares less only any Shares sold in the IPO.

                 (g) Such Shares constitute the only shares of capital stock of the Company owned of record or beneficially by such Stockholder.

                 (h) Except as provided in the Prior Agreement and in this
Agreement, such Stockholder has sole power of disposition and sole voting power with respect to all such Shares, with no restrictions on such rights, other than such restrictions on Transfers as arise under applicable United States federal securities laws.

                 (i) Except as provided in the Prior Agreement and in this
Agreement, such Shares are held free and clear of all liens, proxies, voting trusts or agreements, understandings or arrangements whatsoever.

                 (j) Except for the Prior Agreement and this Agreement, neither such Stockholder nor any of its Affiliates has entered into any agreement, arrangement or understanding with (i) any one or more of the Stockholders or any of their respective Affiliates with respect to matters relating to the Company, its management or any Shares or (ii) the Company, any of its Affiliates or
management.

        8.    GENERAL PROVISIONS.

              8.1 Definitions.

                 (a) "AFFILIATE" means, with respect to any Person, any person or entity which, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, officer or director of such Person.

                 (b) "BENEFICIAL OWNERSHIP," "BENEFICIALLY OWN" and such other derivatives shall have the meaning set forth in Rule 13d-3 of the Securities
Exchange Act of 1934, as amended.

                                       14

                 (c) "BUSINESS DAY" means any day other than a Saturday or
Sunday on which banks are open for general business in New York and Moscow,
Russia.

                 (d) "COMMON STOCK" means the common stock, par value $0.01 each, of the Company.

                 (e) "CONTROLLING PERSON" means, with respect to any Person, any other Person which owns or controls, directly or indirectly, more than fifty percent (50%) of the securities having ordinary voting power for the election of directors or other governing body of such first Person or more than fifty percent (50%) of the partnership or other ownership interests therein (other than as a limited partner of such first Person).

                 (f) "DGCL" means the General Corporation Law of the State of
Delaware as in effect from time to time.

                 (g) "DIRECTOR" means any member of the Board.

                 (h) "MARKETPLACE RULES" means the National Association of
Securities Dealers Marketplace Rules, as in effect from time to time.

                 (i) "NASDAQ" means The NASDAQ National Market (or any successor thereto).

                 (j) "PERMITTED TRANSFEREE" means (a) with respect to any
Stockholder that is a venture capital fund, any of the limited partners of such funds, but solely in connection with a pro rata distribution of Shares and/or
Share Equivalents then held by such limited partnerships, (b) with respect to
Cavendish Nominees Limited, The Baring Vostok Private Equity Fund LP 1, The
Baring Vostok Private Equity Fund LP 2, The Baring Vostok Private Equity Fund LP
3, and The Baring Vostok Fund Co-Investment LP and any of the limited partners of such limited partnerships, but solely in connection with a pro rata distribution of Shares and/or Share Equivalents then held by such limited partnerships, and (c) with respect to Sector Investment Holding Company Limited, each of EPIC Investments International Limited, Sovcap, Inc. (Delaware), the
European Bank for Reconstruction and Development, the International Finance
Corporation, New Europe Investment Fund, SICAV (Luxembourg), SIBAG Investments
Inc. and Ceskoslovenska Obchodni Banka, A.S. (Czech Republic).

                 (k) "PERSON" means any natural person, corporation,
partnership, limited liability company, proprietorship, other business organization, trust, union, association or governmental or regulatory authority, whether incorporated or unincorporated.

                 (l) "PUBLIC SALE" means a non-directed sale of shares effected through a secondary offering or other transaction on Nasdaq or another stock exchange of recognized international standing, including, without limitation, any sale pursuant to Rule 144 under the Securities Act of 1933, as amended.

                 (m) "RELATED PARTIES" means, with respect to any Stockholder or any Third Party Investor, its Affiliates and any party or parties with which such Stockholder or Third Party Investor, as the case may be, and/or their respective Affiliates are acting as part of a group (as such term is used in
Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); provided, however, that mere compliance by the Stockholders with the terms of this
Agreement shall not, for the purposes of this Agreement, on its own, make any
Stockholder a party to any group with any other Stockholder that is not its
Affiliate.

                                       15

                 (n) "SHARES" means any and all shares of Common Stock and/or shares of capital stock of the Company, by whatever name called, that are entitled to vote generally in the election of Directors (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired, however acquired, including, without limitation, through stock splits and as stock dividends. All Share calculations shall be determined assuming conversion of all Shares to Common Stock, excluding all Share
Equivalents that have not been converted, exchanged or exercised, as the case may be.

                 (o) "SHARE EQUIVALENTS" means any option, right, subscription, warrant, phantom stock right or other contract right to receive Shares or any bonds, notes, debentures or other securities of any kind whatsoever, that are, or may become, convertible into or exchangeable or exercisable for, Shares, in each case, that do not carry the right generally to vote in the election of directors until such time as they are converted, exchanged or exercised, as the case may be. All Share Equivalent calculations shall be determined on an as-converted, exchanged or exercised into Shares basis.

                 (p) "TENDER OFFER" means an offer made by a Stockholder or any of its Related Parties in accordance with Section 14 of the Securities Exchange
Act of 1934, as amended, and the rules and regulations promulgated thereunder, to purchase all of the outstanding Shares, which, subject to Section 3.2(i) and
(ii), is accepted by stockholders holding at least thirty percent (30%) of the then outstanding Shares (excluding any Shares held by such Stockholder and its
Related Parties).

                 (q) "THIRD PARTY INVESTOR" means any Person who has made a filing with the Securities and Exchange Commission on Schedule 13D or Schedule
TO (or any successor form) with respect to the acquisition of Shares (whether actual or proposed), other than (i) a Stockholder or any of its Related Parties or (ii) any Person acting for, or on behalf of, or together with any Stockholder or any of its Related Parties.

                 (r) "TRANSFER" means, with respect to any Share or Share
Equivalent, any direct or indirect sale, exchange, transfer (including, without limitation, any transfer by gift or operation of law, or any transfer of an economic interest in any derivative security of any Share or Share Equivalent), pledge, encumbrance, assignment, distribution or other disposition of such Share or Share Equivalent, or issuance or creation of any option or any voting proxy, voting trust or other voting agreement in respect of such Share or Share
Equivalent, whether in a single transaction or a series of related transactions.

             8.2 Effectiveness; Termination of Prior Agreements; Complete
Agreement. This Agreement shall only become effective upon the closing of the
IPO; provided, however, that if the closing of the IPO does not occur on or prior to August 15, 2006, this Agreement shall be null and void and of no force or effect. Concurrent with and conditional upon such effectiveness, the Company and the Stockholders (who together hold not less than 83% of the outstanding
Shares (as defined in the Prior Agreement)) agree that the Prior Agreement shall terminate and shall thereafter be of no further force or effect. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter.

             8.3 Termination. This Agreement shall terminate on the earlier to occur of (i) the date on which all Stockholders agree in writing to terminate this Agreement and (ii) the fifth anniversary of the closing of the IPO;
provided, however, that Section 8.13 (Governing Law) and Section 8.14 (Dispute
Resolution) shall survive termination hereof.

                                       16

             8.4 Ceasing to be a Stockholder. Any Stockholder that, together with its Affiliates, ceases to beneficially own Shares representing at least five percent (5%) of the then outstanding Shares shall automatically cease to be subject to the provisions of this Agreement as a "Stockholder" hereunder;
provided, however that, if such Stockholder (together with its Affiliates) shall thereafter beneficially acquire Shares that result in it, together with its
Affiliates, again beneficially owning Shares representing at least five percent
(5%) of the then outstanding Shares, it shall again automatically and without any further action on the part of such Stockholder be subject to the provisions of this Agreement as a "Stockholder" hereunder.

             8.5 Calculation of Share Ownership. In determining the number or percentage of Shares owned by a Stockholder for purposes of ascertaining or exercising rights under this Agreement, all Shares held by Affiliates of such
Stockholder shall be aggregated together (provided that no Shares shall be attributed to more than one Person within any such group of Affiliates or otherwise counted more than once).

             8.6 Significant Transfers; Affiliate Acquisitions; Pledges.

                 (a) If any Person shall, individually or together with any of its Affiliates, directly or indirectly, acquire beneficial ownership of any
Shares from a Stockholder or any Affiliate of such Stockholder (other than in either case through a Public Sale) and, after giving effect thereto, such Person and its Affiliates beneficially own in the aggregate twenty percent (20%) or more of the then outstanding Shares, then, upon the request of any Major
Stockholder, such Person shall be required to execute and deliver to the
Stockholders and the Company an Adoption Agreement substantially in the form of
Exhibit B hereto. Each transferring Stockholder hereby undertakes to cause any such Person to which Shares are so Transferred to execute and deliver to the
Company and each of the other Stockholders such an Adoption Agreement.

                 (b) In addition, any Affiliate of any Stockholder that shall, directly or indirectly, acquire beneficial ownership of any Shares shall be required to execute and deliver to the Stockholders and the Company an Adoption
Agreement substantially in the form of Exhibit B hereto. Each Stockholder hereby undertakes to cause its Affiliates to comply with this Section 8.6(b).

                 (c) Any Stockholder may pledge Shares and/or Share Equivalents to any Person that is not a Related Party of, or otherwise an Affiliate of, such
Stockholder  (a "PLEDGEE") to secure a bona fide  obligation to the Pledgee (and the Pledgee may  foreclose  upon such Shares  and/or Share  Equivalents)  if the
Pledgee  agrees (A) to be bound by the terms and conditions of this Agreement if it executes on such  pledge and to execute and deliver to the  Stockholders  and the Company an Adoption Agreement  substantially in the form of Exhibit B hereto and (B) to cause any transferee of the pledged  Shares and/or Share  Equivalents to be bound by terms and conditions of this Agreement and to execute and deliver to the Stockholders and the Company an Adoption  Agreement  substantially in the form of Exhibit B hereto.

             8.7 Void Transfers. Any Transfer of any Shares or Share Equivalents
that is not permitted by or is otherwise contrary to or in breach of the terms of this Agreement shall be void and transfer no right, title, or interest in or to any of such Shares or Share Equivalents to the purported transferee thereof.

             8.8 Compliance with Securities Laws. Each Stockholder undertakes and agrees to timely make all such filings with the Securities and Exchange
Commission in

                                       17

respect of such Stockholder's purchase, ownership and/or Transfer of any Shares or Share Equivalents and otherwise comply with applicable laws and regulations with respect thereto.

             8.9 Other Arrangements.

                 (a) Except for and pursuant to this Agreement or as otherwise permitted by this Agreement, no Stockholder shall, nor shall it permit any of its Affiliates to, (i) grant any proxy or enter into or agree to be bound by any understanding or any voting trust, voting proxy or other agreement with respect to any matters relating to the Company, its management, or any Shares or Share
Equivalents, (ii) enter into any stockholders agreement or other arrangement of any kind (whether written or oral) with any Person with respect to any matters relating to the Company, its management or any Shares, including, without limitation, any agreement, understanding or arrangement with respect to the acquisition, ownership, registration, Transfer or other disposition or voting of
Shares or Share Equivalents, or (iii) act, for any reason, as a member of a group or in concert with any other Person in connection with the acquisition,
Transfer or other disposition or voting of Shares or Share Equivalents, in each case, in any manner that is inconsistent with any obligation of such Stockholder under this Agreement.

                 (b) The Company shall not enter into any agreement or
arrangement of any kind with any Person that is inconsistent with any of the rights granted to the Stockholders in this Agreement or otherwise conflicts with any of the provisions hereof.

             8.10 Assignment. The rights of any Stockholder under this Agreement may be assigned by such Stockholder to any Person to which Shares representing at least fifteen percent (15%) of the then outstanding Shares are transferred by such Stockholder in compliance with this Agreement; provided that such transferee agrees to execute and deliver to the Company and the Stockholders an
Adoption Agreement substantially in the form of Exhibit B hereto.

             8.11 Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

             8.12 Specific Performance. In addition to any and all other remedies that may be available at law in the event of any breach of this
Agreement, each party hereto shall be entitled to specific performance of the agreements and obligations of the Company and the Stockholders hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

             8.13 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware (without reference to the conflicts of law provisions thereof).

             8.14 Dispute Resolution. Subject to compliance with Section 6.4
(Non-Competition Dispute Resolution), any and all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of
Arbitration of the International Chamber of Commerce by a panel of three arbitrators, using the English language, sitting in London, England and appointed in accordance with said Rules.

             8.15 Notices. All notices, requests, consents, and other
communications under this Agreement shall be in writing and shall be deemed delivered (i) five (5) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid

                                       18

or (ii) two (2) Business Days after being sent via a reputable international overnight courier service, in each case, to the intended recipient as set forth below:

             If to the Company, Pravda Street 15A, 125124, Moscow, Russia,
Attention: Chief Financial Officer, Facsimile: +7 495 797-4110 or at such other address as may have been furnished in writing by the Company to the
Stockholders, with a copy (which copy shall not be deemed notice hereunder) to
WilmerHale, 10 Noble Street, London EC2V 7QJ, England, Facsimile:
+44-20-7645-2424. Attention: Trisha Johnson, Esq.; or

             If to a Stockholder, at its address set forth on Exhibit A hereto or at such other address as may have been furnished in writing by such
Stockholder to the Company and the other Stockholders.

             Any party may give any notice, request, consent or other
communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this
Section 8.15.

             8.16 Amendments and Waivers. This Agreement may be amended and the observance of any term of this Agreement may be waived with respect to all parties to this Agreement (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and Stockholders beneficially owning, in the aggregate, at least 95% of the
Shares then beneficially owned by all the Stockholders. Without limiting the foregoing, any amendment or waiver of this Agreement that would have the effect of (i) amending or waiving the right of any Stockholder to designate a Director and/or a Co-Chairman pursuant to Section 1.1 (Board Composition) shall require the written consent of the Stockholder so affected, (ii) amending or waiving
Section 3.1 (Standstill) shall require the written consent of each of MTG and
Alfa, in each case, for so long as it is a Stockholder, and (iii) amending the non-competition provisions of Section 6 (MTG Non-Competition) shall require the written consent of MTG. The Company shall give prompt written notice of any amendment hereof or waiver hereunder to any Stockholder that did not consent in writing to such amendment or waiver. Any amendment or waiver effected in accordance with this paragraph shall be binding on all parties hereto, even if they do not execute such consent. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, condition or provision.

             8.17 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

             8.18 Counterparts; Facsimile Signatures. This Agreement may be
executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same document.
This Agreement may be executed by facsimile signatures.

             8.19 Section Headings and References. The section headings are for convenience only and in no way alter, modify, amend, limit or restrict the contractual obligations of the parties. Any reference in this agreement to a particular section or subsection shall refer to a section or subsection of this
Agreement, unless specified otherwise.

                                      *****

                                       19

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date first written above.

                                            CTC MEDIA, INC.

                                            By:
                                                --------------------------------
                                                    Nilesh Lakhani
                                                    Chief Financial Officer

                                            MTG BROADCASTING AB

                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            ALFA CAPITAL HOLDINGS (CYPRUS)
                                            LIMITED

                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            JAYSTONE LIMITED

                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

                                       20

                                            CAVENDISH NOMINEES LIMITED

                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

                                            SECTOR INVESTMENT HOLDING COMPANY
                                            LIMITED

                                            By:
                                                --------------------------------
                                                    Name:
                                                    Title:

                                       21

                                    EXHIBIT A

                                  STOCKHOLDERS
                                  ------------

NAME                                 ADDRESS                                                SHARES HELD
----                                 -------                                                -----------
                                                                                    (ASSUMING CONVERSION OF ALL
                                                                                         PREFERRED STOCK)

MTG Broadcasting AB                  Skeppsbron 18                                          60,008,800
                                     Box 2094
                                     SE-103 13 Stockholm
                                     Sweden
                                     Tel:  +46 8 562 000 50
                                     Fax:  +46 8 20 50 74
                                     Attention:  Chief Financial Officer

Alfa Capital Holdings (Cyprus)       Presidium Building                                     39,548,896
Limited                              3rd Floor
                                     6 Demostenis Severis Avenue
                                     Nicosia, Cyprus
                                     Tel:  +357 22 681 988
                                     Fax:  +357 22 681 505
                                     Attn:  Mr. Andriy Glavatsky

Jaystone Limited                     Elenion Building                                        4,311,104
                                     5 Themistocles Dervis Street
                                     2nd floor
                                     Nicosia, Cyprus  CY-1066
                                     Tel:  + (357) 22 55 58 00
                                     Fax:  + (357) 22 55 58 00
                                     Attn:  Maria Pitta

Cavendish Nominees Limited           c/o International Private Equity Services              17,776,800
                                     Ltd.
                                     Alexander House
                                     13-15 Victoria Road
                                     St. Peter Port, Guernsey
                                     Channel Islands GY1 3ZD
                                     Tel:  +44 1481 713843
                                     Fax:  +44 1481 715219
                                     Attention:  Connie Helyar

Sector Investment Holding Company    c/o International Private Equity Services               3,764,800
Limited                              Ltd.
                                     Alexander House
                                     13-15 Victoria Road
                                     St. Peter Port, Guernsey
                                     Channel Islands GY1 3ZD
                                     Tel:  +44 1481 713843
                                     Fax:  +44 1481 715219
                                     Attention:  Connie Helyar

                                       22

                                    EXHIBIT B

                           FORM OF ADOPTION AGREEMENT
                           --------------------------

                                     [date]

         The undersigned, a [transferee/pledgee] of Shares of CTC Media, Inc.
(the "COMPANY"), hereby agrees to the terms and conditions of the Stockholders'
Agreement dated as of May __, 2006 (the "STOCKHOLDERS' AGREEMENT") between and among the Company and certain of its Stockholders (as defined therein) and agrees to be fully bound by the terms and conditions of thereof as if the undersigned were an original signatory thereto [in the event of a Pledgee executing add: in the event that the undersigned executes on the pledge granted under [insert name of pledge agreement].

                                            [Name of Transferee/Pledgee]

                                            By____________________________

                                            Name:

                                            Title:

Type and Number of Shares:

________ shares of ____________ stock

                                       23

                                    EXHIBIT C

                              LIST OF MAJOR STUDIOS
                              ---------------------

20th Century Fox
Paramount
MGM
Warner Brothers
Universal Pictures
Disney/Buena Vista International
Sony/Columbia